Exhibit 10.2(a)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of April 1, 2009 (hereafter, the “Amendment Agreement”), is entered into between iGATE Corporation, a Pennsylvania corporation, (hereafter, the “Company”), and Sunil Wadhwani, an individual (hereafter, the “Employee”).

WHEREAS, the Company and the Employee had entered into an employment agreement dated June 6, 2008 (hereafter, the “Employment Agreement”);

AND WHEREAS, the parties are desirous of recording certain amendments to the Employment Agreement through this Amendment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

I. Amendments.

(a) Section 3 of the Employment Agreement be deleted in its entirely and replaced with the following:

“3.      Compensation.

In consideration for the Employee’s agreements contained herein, and as compensation to the Employee for the performance of the services required hereunder, the Company shall provide the Employee with the following:

(a) reimbursement for reasonable travel and other expenses incurred by Employee in performing his obligations hereunder pursuant to the terms and conditions of the Company’s policy in respect thereto;

(b) an office in Pittsburgh, Pennsylvania or Delhi, India (in such specific location as the Employee shall select), a full-time administrative assistant and a car, in each case on a continuing basis reasonably comparable to that provided to Employee currently, until the termination of this Agreement;

(c) applicable medical healthcare benefits provided by the Company pursuant to the terms of the applicable plans and any changes thereto;

(d) reimbursement for reasonable travel and other expenses incurred by Employee for attendance at relevant industry conferences, trade shows, or similar events; and

(c) any other benefits, which are or become generally available to all Company employees.”

(b) Section 5 of the Employment Agreement be deleted in its entirety and replaced with the following:

“5.	Compensation Upon Termination.

If the Employee’s employment terminates for any reason, the Company shall pay to the Employee (or his estate in the case of death), on the termination date, any and all amounts and benefits that have accrued and are payable to him under Section 3 of this Agreement prior to the date of such termination.

Apart from the termination payment calculated in accordance with this Section 5, the Company shall have no further obligations to the Employee under this Agreement following the date of termination.”

II. Except as otherwise set forth in this Amendment Agreement, all of the provisions of the Employment Agreement shall remain in lull force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

iGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	CORPORATE SECRETARY

EMPLOYEE

/s/ Sunil Wadhwani
Sunil Wadhwani

Address:	[1110 Meridian Drive, Nevillewood, Presto PA 15142 United States of America]